DataLogic International Completes $1.625
                        Million Financing


IRVINE, CA, May 24, 2006 - DataLogic International, Inc., (OTC Bulletin Board:
DLGI; Berlin, Frankfurt Stock Exchange: 779612), a provider of GPS-based mobile asset management, secured mobile communications and network security, has completed a $1.625 million private placement with accredited and institutional investors.

*(LOGO: www.dlgi.com/media.html)

Pursuant to this private financing, DataLogic International sold 8,125,000 restricted shares of Common Stock together with warrants to purchase 3,250,000 shares of Common Stock with an exercise price of $0.35 per share and warrants to purchase 2,031,250 shares of Common Stock with an exercise price of $0.45 per share. The shares of Common Stock were sold at a price of $0.20 per share. The Warrants will be exercisable beginning on November 23, 2006 and have a term of 5-1/2 years, expiring November 23, 2011. If all of the warrants are exercised in full for cash, DataLogic International would receive approximately an additional $2,050,000.

Under the terms of the financing, the Company has agreed to prepare and file a resale registration statement with the Securities and Exchange Commission for the shares sold in the private financing and the shares underlying the warrants.

Midtown Partners & Co., LLC, a NASD member firm, acted as sole placement agent in connection with this transaction.

"We are pleased to have successfully completed this private placement and as a result we have improved the strength of our balance sheet" said Keith Moore, CEO. "Lowering the cost of capital is a significant strategic objective for 2006 and this raise, which follows the refinancing of our convertible debt in January, 2006, completes the next phase of our corporate development plans.
As we move through 2006 we will look to implement strategies to improve cash flows" stated Moore.

For more information about DataLogic International, Inc. please visit www.dlgi.com

For more information about Midtown Partners & Co., LLC please visit www.midtownpartners.com

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as: believe, expect, anticipate, should, planned, will, may, intend, estimated, and potential, among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions, the market performance of acquired business entities and assets and other factors such as, but not limited to, those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to DataLogic International, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Investor Relations Contact:
Keith Moore
of DataLogic International,Inc.
+1-949-260-0120
keithmoore@dlgi.com

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